Exhibit 99(d)(10)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
TRANSAMERICA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of the close of business April 30, 2010 to the Sub-Advisory Agreement dated October 27, 2006, as amended, (the “Agreement”), between Transamerica Asset Management, Inc. and Transamerica Investment Management, LLC (the “Sub-Adviser”) on behalf of Transamerica Templeton Global VP (the “Portfolio”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Fund Change. Any references to Transamerica Templeton Global VP are revised to mean Transamerica Diversified Equity VP, in response to the restructuring of the Portfolio, effective as of the close of business April 30, 2010.

2.	Notice Information. Certain information in Section 14 “Notices” is revised as follows:

Transamerica Investment Management, LLC
11111 Santa Monica Blvd., Suite 820
Los Angeles, CA 90025 Attn: General Counsel
Telephone: (866) 846-1800

3.	Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, effective as of the close of business April 30, 2010.

In all other respects, the Sub-Advisory Agreement dated October 27, 2006, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of the close of business April 30, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President
Date:	4/30/2010

TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By:	/s/ Gary U. Rollè
Name:	Gary U. Rollè
Title:	Managing Director
Date:	4/30/2010

Schedule A

Portfolio	Sub-Adviser Compensation*
Transamerica Diversified Equity VP

0.35% of the first $500 million of average daily net assets;
0.30% of average daily net assets over $500 million up to $2.5 billion;
0.25% of average daily net assets over $2.5 billion, less 50% of any amount reimbursed pursuant to the Portfolio’s expense limitation**

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Diversified Equity, a series of Transamerica Funds, also managed by the Sub-Adviser.